News Release

Contact:
David P. Southwell
Executive Vice President
Chief Financial Officer

Jonae R. Barnes
Vice President
Investor Relations
Sepracor Inc.
(508) 481-6700

SEPRACOR ANNOUNCES THIRD QUARTER 2006 OPERATING RESULTS

MARLBOROUGH, Mass., Oct. 26, 2006 — Sepracor Inc. (Nasdaq: SEPR) today announced its consolidated financial results for the third quarter of 2006. For the three months ended September 30, 2006, Sepracor’s consolidated revenues were $289.3 million, of which revenues from pharmaceutical product sales were $280.1 million ($138.5 million for sales of XOPENEX® brand levalbuterol products and $141.6 million for sales of LUNESTA® brand eszopiclone).  Reported revenues for the third quarter of 2006 include $8.3 million ($4.2 million related to XOPENEX brand levalbuterol product sales and $4.1 million related to LUNESTA brand eszopiclone sales) resulting from the reversal of reserves relating to rebates under the Department of Veterans Affairs (VA), TRICARE Pharmacy Benefits Program.  Net income for the third quarter of 2006 was approximately $64.4 million, or $0.56 per diluted share. Reported results for the third quarter of 2006 included charges of  $10.5 million, or $0.09 per diluted share, for stock-based compensation due to Sepracor’s adoption in January 2006 of Statement of Financial Accounting Standards, or SFAS, No. 123R. These consolidated results compare with consolidated revenues of $205.7 million, of which revenues from pharmaceutical product sales were $193.4 million ($92.5 million for sales of XOPENEX brand levalbuterol HCl Inhalation Solution and $100.9 million for sales of LUNESTA brand eszopiclone), and a net loss of $2.5 million, or $0.02 per share for the three months ended September 30, 2005.  Included in the results for the three months ended September 30, 2005 is a gain on the sale of Vicuron stock of $18.3 million, or $0.17 per share, as a result of Pfizer’s acquisition of Vicuron.

For the nine months ended September 30, 2006, Sepracor’s consolidated revenues were $839.4 million, of which revenues from pharmaceutical product sales were $814.0 million ($395.2 million for sales of XOPENEX brand levalbuterol products and $418.8 million for sales of LUNESTA). Net income for the first nine months of 2006 was approximately $85.5 million, or $0.74 per diluted share. Reported results for the first nine months of 2006 included charges of  $31.4 million, or $0.27 per diluted share, for stock-based compensation due to Sepracor’s adoption of SFAS No. 123R.  These consolidated results compare

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with consolidated revenues of $509.8 million, of which revenues from pharmaceutical product sales were $466.7 million ($282.4 million for sales of XOPENEX Inhalation Solution and $184.3 million for sales of LUNESTA), and a net loss of $33.0 million, or $0.32 per share, for the nine months ended September 30, 2005.  Included in the results for the nine months ended September 30, 2005 is a gain on the sale of Vicuron stock of $18.3 million, or $0.17 per share, as a result of Pfizer’s acquisition of Vicuron.

As of September 30, 2006, Sepracor had approximately $997.2 million in cash and short- and long-term investments.

Commercial Operations

LUNESTA® brand eszopiclone — In October 2006, Sepracor announced the publication of results of a large, randomized, double-blind, placebo-controlled, two-week study of LUNESTA for the treatment of insomnia in elderly patients.  The study was conducted in 49 centers across the U.S. and included elderly patients (64-86 years of age; n=264) who met DSM-IV® 1 criteria for primary insomnia and screening polysomnographic (PSG; a type of study conducted in a sleep laboratory) criteria.  Patients were randomized to two weeks of nightly treatment with either LUNESTA 2 mg or placebo.  Efficacy and safety were assessed at overnight sleep laboratory visits using PSG measures and Interactive Voice Response System (IVRS) morning and evening questionnaires, and through patient-reported IVRS morning and evening questionnaires at home.  The results were published in the September 2006 edition of the journal, Current Medical Research and Opinion.

The study showed that elderly patients with chronic primary insomnia who were administered LUNESTA 2 mg experienced statistically significant (p<0.05) improvements in measures of sleep maintenance (ability to sleep through the night), sleep induction (time to fall asleep) and sleep duration (total sleep time), as assessed by both PSG objective measurements and patient-reported subjective measures, versus those patients administered placebo.

To access the study published in Current Medical Research and Opinion, please visit: http://libra.publisher.ingentaconnect.com/content/libra/cmro/2006/00000022/00000009/art00002. Sepracor assumes no responsibility for the information or statements found on this site and such information and statements are not incorporated by reference into this press release.

In July 2006, the results of a study that looked at the effects of a single evening dose of 3 mg LUNESTA on next-day driving ability and psychomotor/memory function in healthy volunteers compared to placebo were presented at the Collegium Internationale Neuro-Psychopharmacologicum 25th Biennial Congress. The primary objective of this study was to assess next-day, on-the-road brake reaction time (BRT) in subjects administered either LUNESTA 3 mg or placebo the evening before.  The study was conducted in 31 healthy adult volunteers.  In this study, there was no statistically significant difference in the primary endpoint of on-the-road BRT following nighttime administration of LUNESTA 3 mg compared with placebo.  BRT is a test sensitive to the effects of psychotropic drugs (drugs that act on the central nervous system) and provides results consistent with laboratory measures of psychomotor performance.

Driving studies are simulations in a controlled environment designed to measure the next-day effects of a drug on cognitive and psychomotor performance. As with other hypnotics, patients receiving LUNESTA

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should be cautioned against engaging in hazardous occupations requiring complete mental alertness or motor coordination (e.g., operating machinery or driving a motor vehicle) after ingesting the drug, including potential impairment of the performance of such activities that may occur the day following ingestion of LUNESTA.

LUNESTA is indicated for the treatment of sleep onset and/or sleep maintenance insomnia and is available by prescription in 1 mg, 2 mg and 3 mg dosage strengths. Insomnia can include difficulty falling asleep as well as difficulty maintaining sleep through the night. The recommended dosing for LUNESTA to improve sleep onset and/or maintenance is 2 mg or 3 mg for adult patients (ages 18 to 64).  In older adult patients (ages 65 and older), 2 mg is recommended for improving sleep onset and/or maintenance, while the 1 mg dose is recommended for improving sleep onset in older adult patients whose primary complaint is difficulty falling asleep.

An estimated 36 percent of adult Americans reported suffering from either chronic or occasional insomnia in the last year.2 Symptoms of insomnia include difficulty falling asleep, awakening frequently during the night, waking up too early, an inability to fall back to sleep, or awakening feeling unrefreshed.  Insomnia can be a serious condition. If left untreated, it may become progressively worse and in turn potentially affect a person’s emotional, mental and physical health.

Important Safety Information - LUNESTA

LUNESTA is indicated for the treatment of insomnia.  LUNESTA works quickly and should only be taken immediately before bedtime. Be sure you have at least eight hours to devote to sleep before becoming active. You should not engage in any activity after taking LUNESTA that requires complete alertness, such as driving a car or operating machinery. You should use extreme care when engaging in these activities the morning after taking LUNESTA. Do not use alcohol while taking any sleep medicine. Most sleep medicines carry some risk of dependency. Do not use sleep medicines for extended periods without first talking to your doctor. Please see your doctor if you experience unusual changes in thinking or behavior, or your sleep problems do not improve in 7 to 10 days as this may be due to another medical condition. Side effects may include unpleasant taste, headache, drowsiness and dizziness.

XOPENEX® brand levalbuterol HCl Inhalation Solution — XOPENEX Inhalation Solution is a short-acting bronchodilator indicated for the treatment or prevention of bronchospasm in patients 6 years of age and older with reversible obstructive airway disease, such as asthma.  XOPENEX is available for use in a nebulizer at 0.31 mg and 0.63 mg dosage strengths for routine treatment of children 6 to 11 years old, and in 0.63 mg and 1.25 mg dosage strengths for patients 12 years of age and older.

Asthma is a chronic lung disorder characterized by reversible airway obstruction and the pathologic finding of airway inflammation. According to the American Lung Association, approximately 26 million Americans have been diagnosed with asthma in their lifetime. It is the most common childhood illness and affects approximately 8.6 million children in the U.S. under the age of 18.

XOPENEX HFA® brand levalbuterol tartrate MDI — XOPENEX HFA is a hydrofluoroalkane (HFA) metered-dose inhaler (MDI), which is a portable, hand-held device consisting of a pressurized canister containing medication and a mouthpiece through which the medication is inhaled. Indicated for the

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treatment or prevention of bronchospasm in adults, adolescents and children 4 years of age and older with reversible obstructive airway disease, XOPENEX HFA complements the XOPENEX Inhalation Solution product line and provides patients with a portable means of administering XOPENEX.

Approximately 95 percent of short-acting beta-agonist inhalers sold in 2005 contained chlorofluorocarbon (CFC) propellants, according to IMS Health information.  Under provisions in the Montreal Protocol on Substances that Deplete the Ozone Layer, an international agreement that requires the phase-out of substances that deplete the ozone layer, MDIs containing CFC propellants qualify for removal from the marketplace.  In March 2005, the U.S. Food and Drug Administration (FDA) issued its final rule for removal of the essential use exemption for albuterol, which currently permits use of CFC-containing albuterol inhalers despite environmental concerns.  Under the rule, all production and sales of albuterol CFC MDIs in the U.S. are required to cease by the end of 2008.  The XOPENEX MDI uses an HFA propellant and does not contain CFCs.

Currently, the U.S. short-acting bronchodilator MDI market potential, at XOPENEX HFA branded prices, is approximately $2.9 billion.

BROVANA™ (arformoterol tartrate) Inhalation Solution — On October 6, 2006, Sepracor announced that the FDA approved its New Drug Application (NDA) for BROVANA (arformoterol tartrate) Inhalation Solution 15 mcg (micrograms) as a long-term, twice-daily (morning and evening), maintenance treatment of bronchoconstriction in patients with chronic obstructive pulmonary disease (COPD), including chronic bronchitis and emphysema.  BROVANA is for use by nebulization only.

BROVANA is the first long-acting beta2-agonist bronchodilator to be approved as an inhalation solution for use with a nebulizer, which is a machine that converts liquid medication into a fine mist that is inhaled through a mouthpiece or mask.

Sepracor plans to complete launch preparations and commercially introduce BROVANA during the second quarter of 2007. Upon launch, Sepracor’s sales force will promote BROVANA in hospitals and to primary care physicians and pulmonologists who treat COPD patients.

In September 2006, Sepracor presented a poster of pooled data from Phase III trials of BROVANA  at the 16th Annual Congress of the European Respiratory Society (ERS) in Munich, Germany. Results of two identically designed, double-blind, randomized, placebo-controlled, multicenter studies that included 1,456 adult patients with COPD were presented. The studies evaluated airway function improvement with BROVANA Inhalation Solution and salmeterol (SEREVENT® metered-dose inhaler) compared with placebo over a period of 12 weeks in patients with COPD.

Patients treated with nebulized BROVANA demonstrated clinically meaningful and statistically significant improvement in airway function, as compared to placebo, throughout the dosing interval, over the entire 12-week duration of the trials. The improvement in FEV1 continued to be observed even at the end (trough) of the dosing interval. The trial data showed that a substantial proportion of BROVANA-treated patients attained a ≥10% post-dose improvement in FEV1 after 12 weeks of daily dosing (78.4-86.6% BROVANA; 56.1% salmeterol; and 43.9% placebo).  The median time to achieve a 10% response

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at Week 12 was 3-13 minutes for patients treated with nebulized BROVANA and 142 minutes for patients administered salmeterol.

FEV1 is the volume exhaled during the first second of a forced expiratory maneuver started after a complete and full inhalation. FEV1 is a well standardized and frequently used index for assessing airway obstruction in COPD.

In addition to the aforementioned poster presentation at ERS, three other BROVANA posters were presented. They included: Nebulized Arformoterol in COPD - Safety Results from Two Pooled Phase III Trials; Exposure-Response Relationship for Nebulized Arformoterol in Subjects with COPD; and Population Pharmacokinetics of Nebulized Arformoterol in Subjects with COPD.  BROVANA was well tolerated in these studies, with COPD exacerbations (periodic worsening of breathing symptoms) occurring with similar or lower frequency than were observed in the placebo and salmeterol treatment groups.

According to the National Center for Health Statistics, COPD is the fourth leading cause of death in the U.S., and in 2004, approximately 12 million adults in the U.S. were reported to have COPD. Approximately 24 million adults have evidence of impaired lung function, which may indicate that COPD is under-diagnosed, according to the National Heart, Lung, and Blood Institute (NHLBI). COPD is a slowly progressive disease of the airways that is characterized by a gradual loss of lung function. According to the NHLBI, COPD includes chronic bronchitis, chronic obstructive bronchitis and emphysema, or combinations of these conditions. BROVANA has not been demonstrated to have an impact on the progression of disease or survival of patients with COPD.

Important Safety Information - BROVANA

Long-acting beta2-adrenergic agonists may increase the risk of asthma-related death.  Data from a large placebo-controlled U.S. study that compared the safety of another long-acting beta2-adrenergic agonist (salmeterol) or placebo added to usual asthma therapy showed an increase in asthma-related deaths in patients receiving salmeterol.  This finding with salmeterol may apply to arformoterol (a long-acting beta2-adrenergic agonist), the active ingredient in BROVANA.

Data are not available to determine whether the rate of death in patients with COPD is increased by long-acting beta2-adrenergic agonists. BROVANA is indicated for the long-term, twice-daily (morning and evening), maintenance treatment of bronchoconstriction in patients with COPD, including chronic bronchitis and emphysema. BROVANA is for use by nebulization only. BROVANA is not indicated for the treatment of acute episodes of bronchospasm, i.e. rescue therapy. BROVANA should not be initiated in patients with acutely deteriorating COPD, which may be a life-threatening condition.

BROVANA should not be used in conjunction with other inhaled, long-acting beta2-agonists. BROVANA should not be used with other medications containing long-acting beta2-agonists. As with other inhaled beta2-agonists, BROVANA can produce paradoxical bronchospasm that may be life threatening. If paradoxical bronchospasm occurs, BROVANA should be discontinued immediately and alternative therapy instituted. BROVANA, like other beta2-agonists, can produce a clinically significant

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cardiovascular effect in some patients as measured by increases in pulse rate, blood pressure, and/or symptoms. Although such effects are uncommon after administration of BROVANA at the recommended dose, if they occur, the drug may need to be discontinued. In addition, beta-agonists have been reported to produce ECG changes, such as flattening of the T wave, prolongation of the QTC interval and ST segment depression. The clinical significance of these findings is unknown.

BROVANA, as with other sympathomimetic amines, should be used with caution in patients with cardiovascular disorders, especially coronary insufficiency, cardiac arrhythmias and hypertension; in patients with convulsive disorders or thyrotoxicosis; and in patients who are unusually responsive to sympathomimetic amines.

In clinical studies, the numbers and percents of patients who reported adverse events were comparable in the BROVANA 15 mcg twice daily and placebo groups. The most frequent adverse events reported in patients taking BROVANA were pain (8%), chest pain (7%), back pain (6%), diarrhea (6%) and sinusitis (5%). BROVANA, as with other long-acting beta2-adrenergic agonists, should be administered with extreme caution to patients being treated with monoamine oxidase inhibitors, tricyclic antidepressants, or drugs known to prolong the QTC interval because these agents may potentiate the action of adrenergic agonists on the cardiovascular system.

Phase I and Preclinical Development

The following is a summary of some of Sepracor’s products under development.

SEP-225289 — In the third quarter 2006, Sepracor initiated a Phase I multiple-dose pharmacokinetic study for SEP-225289, a serotonin, norepinephrine and dopamine reuptake inhibitor (SNDRI), for the treatment of major depressive disorder. Based on preclinical data, SEP-225289 appears to be a highly potent reuptake inhibitor with a mechanism that has a balanced action across the three neurotransmitters.

According to the National Institutes of Health, major depression is one of the most common chronic conditions as approximately 18 million Americans have a depressive disorder in any given year. Major depression is described as when five or more symptoms of depression are present for at least two weeks. These symptoms include feeling sad, hopeless, worthless or pessimistic.  In addition, people with major depression often have behavior changes, such as new eating and sleeping patterns.  Evidence suggests that between 29 percent and 46 percent of depressed patients fail to fully respond to antidepressant treatment with marketed drugs.3   According to IMS Health information, the U.S. market for prescription antidepressants was approximately $10.1 billion in 2005.

SEP-227162 — During the third quarter of 2006, Sepracor began a Phase I clinical trial for SEP-227162, a serotonin and norepinephrine reuptake inhibitor (SNRI) for treatment of depression.

SEP-226330 — SEP-226330 is a norepinephrine and dopamine reuptake inhibitor for which Sepracor has conducted preclinical studies as a potential treatment for Parkinson’s Disease.  Based on these preclinical studies, Sepracor intends to advance its research of this product candidate for the treatment of Parkinson’s Disease.

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Partnered Programs

Sepracor continues to earn royalties on sales of out-licensed antihistamine products.  These include:

•                                ALLEGRA® brand fexofenadine HCl — Marketed by sanofi-aventis, Sepracor earns royalties in countries outside the U.S. where Sepracor holds patents relating to fexofenadine, including Japan, Europe, Canada and Australia;

•                                CLARINEX® brand desloratadine HCl — Marketed by Schering-Plough Corporation, Sepracor earns royalties on sales of all formulations of CLARINEX in the U.S. and other countries where Sepracor holds patents relating to desloratadine; and

•                                XYZAL®/XUSAL™ brand levocetirizine — Marketed by UCB, Sepracor earns royalties on sales of levocetirizine in European countries in which the product is sold and will be entitled to receive royalties on product sales of levocetirizine in the U.S. if and when it is approved.  On September 25, 2006, sanofi-aventis and UCB announced that they entered into an agreement to co-promote in the U.S. the prescription antihistamine medicine, XYZAL (levocetirizine dihydrochloride).  In July 2006, UCB submitted an NDA for XYZAL, seeking FDA approval for the following indications: seasonal allergic rhinitis, perennial allergic rhinitis, and chronic idiopathic urticaria.

Corporate Update

In June 2006, Sepracor announced that the Securities and Exchange Commission (SEC) had initiated an informal inquiry into its stock option practices. Sepracor appointed a special committee of outside directors in June 2006 to conduct an internal review relating to its stock option grants and stock option practices. The special committee, with the assistance of legal counsel and accounting specialists, has reviewed the stock option grants to its officers, directors and employees from 1996 to the present under Sepracor’s various stock option plans in effect during this period. Sepracor has been cooperating with this review and Sepracor’s finance department has also reviewed the stock option grants and stock option practices from 1996 to present. Although the special committee has completed its review, the committee will remain in place for the duration of the SEC’s inquiry. As a result of the review, Sepracor restated its financial statements for the quarters ended March 31, June 30, September 30 and December 31, 2005, the quarter ended March 31, 2006 and the fiscal years ended December 31, 2005 and 2004 and 2003. The aggregate amount of the additional stock-based compensation expense Sepracor incurred as a result of the stock option review is approximately $43.3 million. The impact of additional stock-based compensation expense is approximately $1.0 million, $1.3 million and $2.0 million for the years ended December 31, 2005, 2004 and 2003, respectively.

About Sepracor

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease by discovering, developing and commercializing innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded a portfolio of pharmaceutical products and candidates with a focus on respiratory and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

Forward-Looking Statement

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the expected commercial launch of BROVANA brand arformoterol tartrate

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Inhalation Solution and the successful development and commercialization of the company’s other pharmaceuticals under development; the safety, efficacy, potential benefits, possible uses and commercial success of LUNESTA brand eszopiclone, XOPENEX brand levalbuterol HCl Inhalation Solution, XOPENEX HFA brand levalbuterol tartrate Inhalation Aerosol and BROVANA, and all of the company’s pharmaceutical candidates; and expectations with respect to collaborative agreements, the FDA approval process, and Sepracor’s future growth and profitability. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: unexpected delays in commercial introduction of BROVANA and other Sepracor products; Sepracor’s ability to fund further clinical trials with respect to products under development, and the results of any such trials; the timing and success of submission, acceptance, and approval of regulatory filings; the validity, enforceability, and scope of Sepracor’s patents and the patents of others; the clinical benefits of the company’s products; the commercial success of Sepracor’s products; changes in the use and/or label of LUNESTA or Sepracor’s other products; the outcome of litigation and regulatory decisions relating to Sepracor’s patents, products and product candidates; the outcome of two class action lawsuits pending against Sepracor; the effects and outcome of the SEC’s inquiry into Sepracor’s stock option granting practices; the ability of the company to attract and retain qualified personnel; the performance of Sepracor’s licensees and other collaboration partners and its ability to enter into new licenses and collaborations; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2006 filed with the Securities and Exchange Commission.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

1 Diagnostic and Statistical Manual of Mental Disorders — Fourth Edition

2  Ancoli-Israel et al. SLEEP. 1999;22 (suppl 2):S347-S353

3  Data Monitor, October 2004

Brovana is a trademark and Lunesta, Xopenex and Xopenex HFA are registered trademarks of Sepracor Inc. Clarinex is a registered trademark of Schering Corporation. Allegra is a registered trademark of Merrell Pharmaceuticals. Xusal is a trademark and Xyzal is a registered trademark of UCB, Societe Anonyme.  Serevent is a registered trademark of Glaxo Group Limited. DSM-IV is a registered trademark of the American Psychiatric Association.

For a copy of this release or any recent release,
visit Sepracor’s web site at www.sepracor.com.

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In conjunction with this third quarter 2006 financial results press release, Sepracor will host a conference call and live audio webcast beginning at 8:30 a.m. ET on October 26, 2006.  To participate via telephone, dial 973-582-2749, referring to access code 7924338.  Please call ten minutes prior to the scheduled conference call time.   For live webcasting, go to the Sepracor web site at www.sepracor.com and access the For Investors section.  Click on either the live webcast link or microphone icon to listen.  Please go to the web site at least 15 minutes prior to the call in order to register, download, and install any necessary software.  A PDF of the slides will be available in the For Investors section of the web site as well as in the left-hand navigation menu of the webcast viewer just prior to the start of the call.  A replay of the call will be accessible by telephone after 11:00 a.m. ET and will be available for approximately one week. To replay the call, dial 973-341-3080, access code 7924338. A replay of the webcast will be archived on the Sepracor web site in the For Investors section.

Sepracor Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenues:

Product sales	$280,086	$193,357	$814,018	$466,748
Royalties and other	9,210	12,363	25,362	43,081
Total revenues	289,296	205,720	839,380	509,829

Cost of revenue	24,881	15,715	71,549	40,610

Gross margin	264,415	190,005	767,831	469,219

Operating expenses:
Research and development	35,520	38,372	121,149	104,073
Sales and marketing	151,154	162,731	523,750	386,121
General and administrative	19,285	11,097	51,880	29,878
Total operating expenses	205,959	212,200	696,779	520,072

Income (loss) from operations	58,456	(22,195)	71,052	(50,853)

Other income (expense):
Interest income	12,319	7,776	33,103	18,446
Interest expense	(5,538)	(5,847)	(16,632)	(17,528)
Other (expense), net	(9)	(323)	(321)	(680)
Gain on sale of equity investments (A)	—	18,345		18,345
Total other income	6,772	19,951	16,150	18,583

Equity in investee losses	(212)	(241)	(565)	(709)

Income (loss) before income taxes	$65,016	$(2,485)	$86,637	$(32,979)

Income taxes	585	0	1,126	0

Net income (loss) (B)	$64,431	$(2,485)	$85,511	$(32,979)

Net income (loss) per common share - basic (B)	$0.61	$(0.02)	$0.82	$(0.32)

Net income (loss) per common share - diluted (B)	$0.56	$(0.02)	$0.74	$(0.32)

Weighted average shares outstanding - basic	104,991	105,427	104,627	104,560

Weighted average shares outstanding - diluted	115,694	105,427	115,447	104,560

(A)         Gain on sale of Vicuron shares resulting from Pfizer acquisition of Vicuron.

(B)           Effective January 1, 2006, the Company adopted SFAS No. 123R using the modified- prospective method. In accordance with this adoption method, the Company is not adjusting its historical financial statements to reflect the impact of stock-based compensation. Based on the pro-forma application of SFAS No. 123 for the calculation of employee stock-based compensation expense prior to January 1, 2006 ( as previously disclosed in the Company’s consolidated financial statements), pro forma employee stock-based compensation for the three and nine months ended September 30, 2005 was $11.3 million and $35.5 million, or $0.11 and $0.33 per share, respectively.

Sepracor Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in thousands)

	September 30,	December 31,
	2006	2005
ASSETS

Cash, short and long-term investments	$997,160	$976,201
Accounts receivable, net	187,757	140,465
Inventory, net	48,720	38,951
Property, plant and equipment, net	73,402	72,467
Investment in affiliate	4,957	5,829
Other assets	40,534	40,584

Total assets	$1,352,530	$1,274,497

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Accounts payable and accrued expenses	$122,460	$198,953
Other liabilities	100,687	76,923
Debt payable	1,574	3,290
Convertible subordinated debt	1,160,820	1,160,820
Total stockholders’ equity (deficit)	(33,011)	(165,489)

Total liabilities and stockholders’ equity (deficit)	$1,352,530	$1,274,497

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